EXHIBIT 1.1

Incapital Unit Trust, Series 68

Reference Trust Agreement

Dated: January 14, 2015

This Reference Trust Agreement among Incapital LLC, as Depositor, Incapital Asset Management LLC, as Evaluator and Supervisor, and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For Incapital Unit Trust, Effective for Unit Investment Trusts Investing in Equity Securities Established On and After April 2, 2012” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

Witnesseth That:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee, Evaluator and Supervisor agree as follows:

Part I

Standard Terms and Conditions of Trust

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

Part II

Special Terms and Conditions of Trust

The following special terms and conditions are hereby agreed to:

1.  The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

2.  The fractional undivided interest in and ownership of a Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under “Statement of Financial Condition_Number of Units” in the Prospectus for the Trust.

3.  The aggregate number of Units described in Section 2.03(a) for a Trust is that number of Units set forth under “Statement of Financial Condition_Number of Units” in the Prospectus for the Trust.

4.  The term “Deferred Sales Charge Payment Dates” shall mean the dates specified the payment of the deferred sales charge and the Creation and Development fee under “Fee Table” in the Prospectus for each Trust.

5.  The term “Distribution Date” shall mean the “Distribution Date” set forth under “Essential Information” in the Prospectus for each Trust.

6.  The term “Mandatory Termination Date” shall mean the “Termination Date” set forth under “Essential Information” in the Prospectus for each Trust..

7.  The term “Record Date” shall mean the “Record Date” set forth under “Essential Information” in the Prospectus for each Trust.

8.  Section 1.01(1) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“‘Depositor’ shall mean Incapital LLC and its successors in interest, or any successor depositor appointed as hereinafter provided.”

9.  The Depositor’s annual compensation shall be the amount set forth under “Fee Table” in the Prospectus.

10.  The Trustee’s annual compensation shall be the amount set forth under “Fee Table” in the Prospectus.

11.  The Supervisor’s annual compensation shall be the amount set forth under “Fee Table” in the Prospectus.

12.  The Evaluator’s annual compensation shall be the amount set forth under “Fee Table” in the Prospectus.

13.  Section 3.05(b)(ii) is hereby amended and replaced in its entirety with the following:

For the purposes of this Section 3.05, the term “Income Distribution” shall be calculated as set forth in subparagraph (A), below, unless the Prospectus provides for the averaging of income distributions, in which case, “Income Distribution” shall be shall be calculated as set forth in subparagraph (B), below. Accordingly, the Unitholder’s “Income Distribution” shall be equal to:

(A) such Unitholder’s pro rata share of the cash balance (other than any amortized discount) in the Income Account computed as of the close of business on the Income Account Record Date immediately preceding such Income Distribution after deduction of (1) the fees and expenses then deductible pursuant to Section 3.05(a) and (2) the Trustee’s estimate of other expenses properly chargeable to the Income Account pursuant to the Indenture which have accrued, as of such Income Account Record Date or are otherwise properly attributable to the period to which such Income Distribution relates; or

(B) such Unitholder's pro rata share of the balance in the Income Account calculated on the basis of a fraction (the numerator of which is one and the denominator of which is the total number of Distribution Dates per year) of the estimated annual income to the Trust for the ensuing twelve months computed as of the close of business on the Record Date immediately preceding such Income Distribution after deduction of (1) the fees and expenses then deductible pursuant to Section 3.05(a) and (2) the Trustee's estimate of other expenses properly chargeable to the Income Account pursuant to the Indenture which have accrued, as of such Record Date or are otherwise properly attributable to the period to which such Income Distribution relates.

In the event that the amount on deposit in the Income Account is not sufficient for the payment of the amount intended to be distributed to Unitholders on the basis of the aforesaid computation in paragraph (B), the Trustee is authorized to advance its own funds and cause to be deposited in and credited to the Income Account such amounts as may be required to permit payment of the related distribution to be made as aforesaid and shall be entitled to be reimbursed, without interest, out of income payments received by the Trust subsequent to the date of such advance. Any such advance shall be reflected in the Income Account until repaid.

This Trust Agreement shall be deemed effective when executed and delivered by the Sponsor and the Trustee.

In Witness Whereof, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.

Incapital LLC

By /s/ Thomas Belka

Thomas Belka, Executive Director

Incapital Asset Management LLC

By /s/ Thomas Belka

Thomas Belka, Executive Director

The Bank of New York Mellon, Trustee

By /s/ Thomas Balbone

Thomas Balbone, Vice President

Schedule A to Trust Agreement

Securities Initially Deposited

in

Incapital Unit Trust, Series 68

Incorporated herein by this reference and made a part hereof is the schedule set forth under “Trust Portfolio(s)” in the Prospectus for the Trust.